Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-227483 of Newmont Goldcorp Corporation (formerly known as Newmont Mining Corporation) on Form S-3 of our reports dated February 13, 2019 and February 14, 2018, relating to the consolidated financial statements of Goldcorp Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Reports on Form 40-F of the Company for the years ended December 31, 2018 and December 31, 2017, respectively, and incorporated by reference in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus Supplement, which is part of such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

September 5, 2019